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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 15, 2003, relating to the financial statements and financial highlights which appears in the March 31, 2003 Annual Report to Shareholders of Prudential Institutional Liquidity Portfolio, Inc. Institutional Money Market Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
May 27, 2003